                                                                      Exhibit 11



                     AMERICAN INTERNATIONAL GROUP,  INC.
                      COMPUTATION OF EARNINGS PER SHARE
                   (in thousands, except per share amounts)





                                                                NINE MONTHS ENDED SEPTEMBER 30,     THREE MONTHS ENDED SEPTEMBER 30,
                                                               -------------------------------      -------------------------------

                                                                      1994               1993                1994           1993
                                                                      ----               ----                ----           ----
Average outstanding shares used in the computation
   of per share earnings:

         Common stock (a)                                             337,391            337,393           337,391         337,392

         Common stock in treasury (a)                                 (20,569)           (19,974)          (21,023)        (19,954)
                                                                -------------       ------------       -----------      ----------

                                                                      316,822            317,419           316,368         317,438
                                                                =============       ============       ===========      ==========

Income before cumulative effect of accounting changes           $   1,597,839      $   1,406,878       $   542,527         451,061
Cumulative effect of accounting changes: (b)
    Minority-owned insurance operations                                     -             20,695                 -               -
                                                                -------------       ------------       -----------      ----------
Net income (applicable to common stock) (c)                     $   1,597,839      $   1,427,573       $   542,527      $  451,061
                                                                =============       ============       ===========      ==========

Earnings per common share:
Income before cumulative effect of accounting changes           $        5.04      $        4.43       $      1.71      $     1.42
Cumulative effect of accounting changes:
    Minority-owned insurance operations                                     -               0.07                 -               -
                                                                -------------       ------------       -----------       ---------
Net income                                                      $        5.04      $        4.50       $      1.71      $     1.42
                                                                =============       ============       ===========      ==========


(a)  The effects of all other common stock equivalents are not significant.

(b) Represents a net benefit for the cumulative effect of the adoption of accounting pronouncements related to postretirement benefits (FASB 106) and income taxes (FASB 109) by minority-owned insurance operations in 1993.

(c) After deduction of preferred stock dividends of $1,043,000 and $0 for the first nine months and third quarter of 1993, respectively.





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